Exhibit 10.2

Settlement Agreement

This Settlement Agreement is entered into this 17th day of August 2009, by and between THQ Inc. (“THQ”), with its principal place of business at 29903 Agoura Road, Agoura Hills, CA 91301, and JAKKS Pacific, Inc. (“JAKKS”), with its principal place of business at 22619 Pacific Coast Highway, Malibu, CA 90265 (collectively, JAKKS and THQ are “the Parties”).

WHEREAS, THQ and JAKKS are co-members of a limited liability company called THQ/JAKKS Pacific, LLC (the “LLC”) and, accordingly, are parties to an LLC operating agreement dated October 25, 1999, as amended (the “LLC Agreement”);

WHEREAS, pursuant to paragraph 5 of the LLC Agreement, the parties attempted but were unable to agree on JAKKS’ “Preferred Return” for the period beginning July 1, 2006 and ending December 31, 2009 (the “Current Distribution Period”);

WHEREAS, on March 20, 2009, the Court-appointed arbitrator, Pamela Weisberg, conducted an arbitration hearing to determine JAKKS’ Preferred Return for the period beginning July 1, 2006 and ending December 31, 2009;

WHEREAS, on July 24, 2009, the arbitrator submitted her decision accepting THQ’s proposal that the Preferred Return for the Current Distribution Period should be 6% of Net Sales, as defined in the LLC Agreement, with a Base Amount of $30 million (the “Decision”);

In consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     The Parties agree that the Decision setting the Preferred Return rate of 6% for the Current Distribution Period is in all aspects binding and final and each of the Parties agrees not to seek to vacate the Decision.

2.     Pursuant to the Decision, THQ shall pay $32,759,372.00 to JAKKS by wire transfer on August 20, 2009 in full satisfaction of the Preferred Return for the period from July 1, 2006 through March 31, 2009.

3.  This agreement is not intended to waive, impair, release or otherwise affect either Party’s rights and remedies in connection with the allegations contained in (i) THQ’s cross-claims against JAKKS in World Wrestling Entertainment, Inc. v. THQ Inc. and THQ/JAKKS Pacific, LLC, Connecticut Superior Court Case No. X05-FST-CV-06-5002512; (ii) THQ’s claims against Jakks in THQ Inc. v. JAKKS Pacific Inc., Los Angeles Superior Court Case No. SC 103763; (iii) Jakks’ arbitration demand against THQ, AAA Case No. 13 180 Y 01782 09; (iv) THQ’s arbitration demand against Jakks, AAA Case No. 72 117 675 09; or (v) Jakks’ books-and-records claim now pending in JAKKS Pacific, Inc. v. THQ/JAKKS Pacific, LLC, Delaware Supreme Court Case No. 314, 2009.

THQ Inc.		JAKKS Pacific, Inc.

By:	/s/ Brian J. Farrell	By:	/s/ Stephen Berman

Name:	Brian J. Farrell	Name:	Stephen Berman
Title:	President and CEO	Title:	Co-CEO
Date:		Date:

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